PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No.333-189888 Dated February 13, 2015
Royal Bank of Canada Contingent Absolute Return Autocallable Optimization Securities
$13,680,000 Securities Linked to the Common Stock of American Airlines Group Inc. due on February 23, 2016
$2,133,000 Securities Linked to American Depositary Shares of Alibaba Group Holding Limited due on February 23, 2016
$1,204,000 Securities Linked to the Common Stock of BioMarin Pharmaceutical Inc. due on February 23, 2016
$1,566,000 Securities Linked to the Common Stock of Prudential Financial, Inc. due on February 23, 2016
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock or American Depositary Shares (“ADSs”) of a specific company (the “Underlying Equity”). If the applicable Underlying Equity closes at or above its closing price on the Trade Date (the “Starting Price”) on any Observation Date (which will occur first on May 13, 2015 and then quarterly thereafter as described on page 4 of this pricing supplement), we will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Securities are outstanding, as described below. If by maturity the Securities have not been called, and the closing price of one share of the applicable Underlying Equity closes at or above the applicable Trigger Price on the final Observation Date, we will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the applicable Underlying Equity from the Trade Date to the final Observation Date (the “Contingent Absolute Return”). If by maturity the Securities have not been called and the applicable Underlying Equity closes below the applicable Trigger Price on the final Observation Date, the Contingent Absolute Return will not apply, and we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Equity from the Trade Date to the final Observation Date, up to a 100% loss of your principal amount invested.
Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. Generally, the higher the Call Return Rate on a Security, the greater the risk of loss on that Security. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness and is not, either directly or indirectly, an obligation of any third party. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount. The Securities will not be listed on any securities exchange.

Features	Key Dates1
☐     Call Return - We will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the Underlying Equity on any Observation Date is equal to or greater than the Starting Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside market exposure to the Underlying Equity at maturity if the Final Price is less than the Starting Price.
☐     Contingent Absolute Return at Maturity - If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the final Observation Date and the Underlying Equity closes above or equal to the Trigger Price on the final Observation Date, we will pay your full principal amount plus the Contingent Absolute Return. If the Underlying Equity closes below the Trigger Price on the final Observation Date, the Contingent Absolute Return will not apply and we will pay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to the full negative Underlying Return. The Contingent Absolute Return and any contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date                       February 13, 2015
Settlement Date                February 19, 2015
Observation Dates1           Quarterly (see page 4 for details)
Final Observation Date1     February 17, 2016
Maturity Date1                   February 23, 2016
1 Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS TAOS-2 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Securities Offerings
This pricing supplement relates to four separate Contingent Absolute Return Autocallable Optimization Securities that we are offering. Each Security is linked to a different Underlying Equity, and each of the Securities has a different Call Return Rate, Starting Price and Trigger Price, as specified in the table below. The potential Call Prices for each Observation Date are set forth under “Final Terms – Call Return/Call Return Rate” on page 4 of this pricing supplement. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Call Return Rate	Starting Price	Trigger Price	CUSIP	ISIN
Common Stock of American Airlines Group Inc. (AAL)	14.10% per annum	$48.39	$31.45, which is 65% of the Starting Price	780082434	US7800824341
ADSs of Alibaba Group Holding Limited (BABA)	8.60% per annum	$89.05	$66.79, which is 75% of the Starting Price	780082442	US7800824424
Common Stock of BioMarin Pharmaceutical Inc. (BMRN)	12.40% per annum	$100.76	$65.49, which is 65% of the Starting Price	780082459	US7800824598
Common Stock of Prudential Financial, Inc. (PRU)	12.25% per annum	$80.33	$68.28, which is 85% of the Starting Price	780082467	US7800824671
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement.  The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public (1)		Fees and Commissions		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of American Airlines Group Inc. (AAL)	$13,680,000	$10.00	$205,200	$0.15	$13,474,800	$9.85
ADSs of Alibaba Group Holding Limited (BABA)	$2,133,000	$10.00	$31,995	$0.15	$2,101,005	$9.85
Common Stock of BioMarin Pharmaceutical Inc. (BMRN)	$1,204,000	$10.00	$18,060	$0.15	$1,185,940	$9.85
Common Stock of Prudential Financial, Inc. (PRU)	$1,566,000	$10.00	$23,490	$0.15	$1,542,510	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount of each Security. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 below.
The initial estimated value of the Securities as of the date of this document is $9.7861 per $10 in principal amount for the Securities linked to AAL, $9.8094 per $10 in principal amount for the Securities linked to BABA, $9.6904 per $10 in principal amount for the Securities linked to BMRN and $9.7861 per $10 in principal amount for the Securities linked to PRU, each of which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 and “Structuring the Securities” on page 16 of this pricing supplement.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Series F medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2, as the Securities involve risks not associated with conventional debt securities.

If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. UBS-TAOS-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913005256/c916130424b5.htm

♦	Prospectus supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the Underlying Equity.

♦     You are willing to accept the risks of investing in equities in general and in the applicable Underlying Equity in particular.

♦     You believe the applicable Underlying Equity will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date, or you believe the Underlying Equity will not close below the applicable Trigger Price on the final Observation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the Underlying Equity closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity.

♦     You are willing to make an investment whose return is limited to the applicable Call Return, regardless of the potential appreciation of the Underlying Equity, which could be significant, or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

♦     You are willing to invest in the Securities based on the applicable Call Return Rate indicated on the cover page of this pricing supplement.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You do not seek current income from this investment and are willing to forgo any dividends paid on the Underlying Equity.

♦     You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have similar downside market risk as the Underlying Equity.

♦     You are unwilling to accept the risks of investing in equities in general or in the applicable Underlying Equity in particular.

♦     You do not believe the applicable Underlying Equity will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date, or you believe the applicable Underlying Equity will close below the applicable Trigger Price on the final Observation Date exposing you to the full downside performance of the Underlying Equity.

♦     You seek an investment that is designed to provide a full return of principal at maturity.

♦     You seek an investment that participates in the full performance of the Underlying Equity and whose positive return is not limited to the applicable Call Return, or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

♦     You are unwilling to invest in the Securities based on the applicable Call Return Rate indicated on the cover page of this pricing supplement.

♦     You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the Underlying Equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦     You seek an investment for which there will be an active secondary market.

♦     You seek current income from your investment, or prefer to receive any dividends paid on the Underlying Equity.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.

♦     You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2 for risks related to an investment in the Securities.

Final Terms of the Securities1

Issuer:	Royal Bank of Canada

Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term:	Approximately 12 months, unless called earlier

Underlying Equity:2	The common equity securities or ADSs of a specific company, as set forth on the cover page of this pricing supplement.

Call Feature:
The Securities will be called if the Closing Price of the applicable Underlying Equity on any Observation Date is at or above its Starting Price. If the Securities are called, we will pay you on the applicable Call Settlement Date a cash payment per $10 principal amount of each Security equal to the Call Price for the applicable Observation Date.

Observation Dates:3	The first Observation Date will occur on May 13, 2015; Observation Dates will occur quarterly thereafter on August 13, 2015, November 13, 2015 and February 17, 2016 (the “final Observation Date”).

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the Call Settlement Date for the final Observation Date is the Maturity Date.

Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 x Call Return)

Call Return / Call Return Rate:
The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and will be based on the Call Return Rate of (i) 14.10% per annum for the Securities linked to the common stock of American Airlines Group Inc., (ii) 8.60% per annum for the Securities linked to ADSs of Alibaba Group Holding Limited, (iii) 12.40% per annum for the Securities linked to the common stock of BioMarin Pharmaceutical Inc. and (iv) 12.25% per annum for the Securities linked to the common stock of Prudential Financial, Inc.

The Call Return will be a fixed amount based upon equal quarterly installments at the Call Return Rate, which is a per annum rate. The table below sets forth each Observation Date, each Call Settlement Date and the corresponding Call Price for each Security.

Observation Date3	Call Settlement Dates	AAL	BABA	BMRN	PRU
May 13, 2015	May 15, 2015	$10.3525	$10.2150	$10.3100	$10.3063
August 13, 2015	August 17, 2015	$10.7050	$10.4300	$10.6200	$10.6125
November 13, 2015	November 17, 2015	$11.0575	$10.6450	$10.9300	$10.9188
February 17, 2016 (final Observation Date)	February 23, 2016 (Maturity Date)	$11.4100	$10.8600	$11.2400	$11.2250

Payment at Maturity (per Security):
If the Securities are not called and the Final Price of the applicable Underlying Equity is above or equal to the Trigger Price on the final Observation Date, we will pay you a cash payment on the Maturity Date per Security equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities are not called and the Final Price is below the Trigger Price on the final Observation Date, then the Contingent Absolute Return will not apply, and we will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return, equal to:

$10 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Underlying Return:	Final Price - Starting Price Starting Price

Trigger Price:	A percentage of the Starting Price of the Underlying Equity, as specified on the cover page of this pricing supplement.

Contingent Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%

Starting Price:	The closing price of the applicable Underlying Equity on the Trade Date as specified on the cover page of this pricing supplement.

Final Price:	The closing price of the applicable Underlying Equity on the final Observation Date.

Closing Price:	On any trading day, the last reported sale price of the Underlying Equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

1       Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2       For a description of adjustments that may affect each Underlying Equity, see “General Terms of the Securities” in the product prospectus supplement no. UBS-TAOS-2.
3       Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

Investment Timeline

Trade Date:	The closing price of the applicable Underlying Equity (the Starting Price) was observed, the Trigger Price was determined and the Call Return Rate was set.

Quarterly:
The Securities will be called if the closing price of the applicable Underlying Equity on any Observation Date is equal to or greater than the Starting Price.

If the Securities are called, we will pay the Call Price for the applicable Observation Date, equal to the principal amount plus the applicable Call Return.

Maturity Date:
The Final Price of the applicable Underlying Equity is observed on the final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price, we will repay an amount in cash equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities have not been called and the Final Price is less than the Trigger Price, then the Contingent Absolute Return will not apply, and we will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying Equity, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE PRINCIPAL AMOUNT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
You May Lose Some or All of Your Principal: The Securities differ from ordinary debt securities in that we will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the Underlying Equity closes at or above the Starting Price on an Observation Date, and if the Securities are not called, whether the Final Price of the Underlying Equity is greater than or equal to the Trigger Price.  If the Securities are not called, we will only you the principal amount of your Securities, plus the Contingent Absolute Return, if the Final Price of the Underlying Equity is greater than or equal to the Trigger Price, and will only make such payment at maturity.  If the Securities are not called and the Final Price is less than the Trigger Price, the Contingent Absolute Return will not apply and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

♦
The Call Feature and the Trigger Price Limit Your Potential Return: The return potential of the Securities if the Securities are called as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Equity. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable on later Observation Dates.  As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

If the Securities are not called, and the Final Price is greater than or equal to the Trigger Price, your return at maturity will be limited to the absolute value of the decline in the price of the applicable Underlying Equity up to the Trigger Price.  Accordingly, this payment will not exceed the percentage by which the applicable Trigger Price is less than the applicable Starting Price. You will not receive the Contingent Absolute Return, and will lose some or all of your principal amount, if the Securities are not called and the Final Price is less than the applicable Trigger Price.

♦	No Periodic Interest Payments: We will not pay any interest with respect to the Securities.

♦
Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the applicable per annum Call Return Rate could be as little as three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Contingent Absolute Return Applies Only at Maturity: You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment, even if the price of the Underlying Equity is above the Trigger Price. If at maturity the Securities have not been called, we will repay you the full principal amount per Security plus the Contingent Absolute Return, unless the price of the applicable Underlying Equity closes below the applicable Trigger Price on the final Observation Date.  Under these circumstances, the Contingent Absolute Return will not apply and we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Equity from the Trade Date to the final Observation Date.  The Contingent Absolute Return and any contingent repayment of principal are based on whether the applicable Final Price is below the applicable Trigger Price and apply only if you hold your Securities to maturity.

♦
The Call Return Rate and the Probability that the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Observation Date Will Reflect in Part the Volatility of the Underlying Equity: “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Equity. The greater the volatility of the applicable Underlying Equity, the more likely it is that the price of that Underlying Equity could close below the Trigger Price on the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities than the return payable on our conventional debt securities with a comparable term. However, while the Call Return Rate was set on the Trade Date, the Underlying Equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the Underlying Equity could fall sharply as of the final Observation Date, which could result in a significant loss of your initial investment.

♦
Credit Risk of Royal Bank of Canada: The Securities are our unsubordinated and unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on our ability to satisfy our obligations as they come due.  As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
Single Stock Risk: The price of the Underlying Equity can rise or fall sharply due to factors specific to that Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the issuer of the Underlying Equity and the Underlying Equity for your Securities. We urge you to review financial and other information filed periodically by the applicable issuer with the SEC.

♦
The Relevant Securities May Be Subject to Non-U.S. Securities Markets Risk: An investment in securities linked to the value of non-U.S. companies, such as Alibaba Group Holding Limited, which is a Cayman Islands issuer based in the People’s Republic of China, involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the applicable Securities.

♦
The Securities May Be Subject to Emerging Markets Risk: An investment in the Securities linked to the ADSs of Alibaba Group Holding Limited will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations, such as the People’s Republic of China, are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦
The Common Stock of American Airlines Group Inc. and the ADSs of Alibaba Group Holding Limited Have Limited Historical Information: Prior to December 9, 2013, American Airlines Group Inc.’s predecessor’s common stock traded under the symbol “AMR” until the company filed for bankruptcy on November 29, 2011. From that date until December 9, 2013, the company traded on the over-the-counter market under the symbol “AAMRQ.”  On December 9, 2013, the company and its subsidiaries consummated their Chapter 11 reorganization and merged with US Airways Group, Inc.  Immediately following the emergence from bankruptcy and the merger, the company changed its name to American Airlines Group Inc.

Alibaba Group Holding Limited commenced trading on September 19, 2014.  Because these Underlying Equities have limited trading history, your investment in the relevant Securities may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

♦
Dividend Payments or Voting Rights: As a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlying Equity would have.

♦
Owning the Securities Is Not the Same as Owning the Underlying Equity: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities.  Furthermore, the Underlying Equity may appreciate substantially during the term of the Securities, while your potential return, if called, will be limited to the applicable Call Return.

♦
There Is No Affiliation Between the Underlying Equity Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Underlying Equity Issuer: We are not affiliated with the Underlying Equity issuer.  However, we and our affiliates may currently, or from time to time in the future engage in business with the Underlying Equity issuer.  Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Equity and the Underlying Equity issuer.  You, as an investor in the Securities, should make your own investigation into the Underlying Equity and the Underlying Equity issuer for your Securities.  The Underlying Equity issuer is not involved in this offering and has no obligation of any sort with respect to your Securities.  The Underlying Equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public: The initial estimated value for each of the Securities that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the applicable Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, any secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of each of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying Equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price: Trading or transactions by us, UBS or our respective affiliates in the Underlying Equity, or in futures, options, exchange-traded funds or other derivative products on the Underlying Equity may adversely affect the market value of the Underlying Equity, the closing price of the Underlying Equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the closing price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Underlying Equity;

♦	the time to maturity of the Securities;

♦	the dividend rate on the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Starting Price and the Trigger Price for certain events affecting the shares of the applicable Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Risks Specific to ADSs

♦
Risks Associated with Foreign Securities Markets: Because foreign equity securities underlying ADSs may be publicly traded in the applicable foreign country and are denominated in currencies other than U.S. dollars, investments in Securities linked to ADSs, such as the Securities linked to the ADSs of Alibaba Group Holding Limited, involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Exchange Rate Risk:  Because ADSs are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the ADSs. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for the Securities linked to the ADSs of Alibaba Group Holding Limited.

♦
There Are Important Differences Between the ADSs and the Ordinary Shares of Alibaba Group Holding Limited: There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares of Alibaba Group Holding Limited. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary (the foreign company) and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the ADSs and, as a result, the value of the Securities linked to Alibaba Group Holding Limited.

Hypothetical Examples
The examples below illustrate the payment upon a call or at maturity for a $10 Security in a hypothetical offering of the Securities, with the following assumptions*:

Principal Amount:	$10
Term:	12 months
Hypothetical Starting Price:	$100.00
Hypothetical Call Return Rate:	10.00% per annum (or 2.50% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” in this pricing supplement.
Hypothetical Trigger Price:	$75.00 (which is 75% of the Starting Price)

* Not the actual Call Return Rate per annum, Starting Price, or Trigger Price applicable to the Securities. The actual Call Return Rate, the Starting Price and the Trigger Price for each of the Securities are set forth in “Final Terms” and on the cover page of this pricing supplement. If the actual Call Return Rate per annum as set on the Trade Date is less than the hypothetical Call Return Rate listed above, your payments payable on the Securities at maturity or upon an automatic call will be less than the amounts listed in the examples below.

Example 1 - Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$105.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.25

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.25 per $10.00 principal amount (a 2.50% total return on the Securities).

Example 2 - Securities are Called on the final Observation Date

Closing Price at first Observation Date:	$95.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$105.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$11.00

Because the Securities are called on the final Observation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a  total Call Price of $11.00 per $10.00 principal amount (a 10.00% total return on the Securities).

Example 3 - Securities are NOT Called and the Final Price is above the Trigger Price on the final Observation Date

Closing Price at first Observation Date:	$95.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$80.00 (below Starting Price, but above Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 20%) $12.00

Because the Securities are not called and the Underlying Return is -20.00%, but the Final Price is above the Trigger Price on the final Observation Date, we will pay you at maturity a total of $12.00 per $10.00 principal amount (a 20.00% return on the Securities). Accordingly, even though the price of the Underlying Equity has decreased, you will receive a positive return on the Securities.

Example 4 - Securities are NOT Called and the Final Price is below the Trigger Price on the final Observation Date

Closing Price at first Observation Date:	$95.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$50.00 (below Starting Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10):	$10.00 × (1 + Underlying Return) $10.00 × (1 - 50%) $5.00

Because the Securities are not called and the Final Price is below the Trigger Price on the final Observation Date, we will pay you at maturity a total of $5.00 per $10.00 principal amount (a 50.00% loss on the Securities).

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a callable pre-paid cash-settled derivative contract linked to the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Under proposed U.S. Treasury Department regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed on page PS-36 of the product prospectus supplement) will begin no earlier than January 1, 2016. In addition, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-33 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Equities
Included on the following pages is a brief description of the issuers of each of the respective Underlying Equities. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low and period-end closing prices for each of the Underlying Equities. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equities as an indication of future performance.

Each of the Underlying Equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective Underlying Equity issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective Underlying Equity issuers under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

American Airlines Group Inc.
According to publicly available information, American Airlines Group Inc. operates an airline that provides scheduled passenger, freight, and mail service throughout North America, the Caribbean, Latin America, Europe, and the Pacific. The company also provides connecting service throughout the United States, Canada, and the Caribbean.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000006201. The company’s common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the ticker symbol “AAL.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Underlying Equity, based on daily closing prices on NASDAQ, as reported by Bloomberg.  The closing price of this Underlying Equity on February 13, 2015 was $48.39.  The historical performance of this Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Prior to December 9, 2013, American Airlines Group Inc.’s predecessor’s common stock traded under the symbol “AMR” until the company filed for bankruptcy on November 29, 2011. From that date until December 9, 2013, the company traded on the over-the-counter market under the symbol “AAMRQ.”  On December 9, 2013, the company and its subsidiaries consummated their Chapter 11 reorganization and merged with US Airways Group, Inc.  Immediately following the emergence from bankruptcy and the merger, the company changed its name to American Airlines Group Inc.  On December 9, 2013, American Airlines Group Inc.’s common stock began trading on the NASDAQ under the symbol “AAL.”
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$10.16	$6.92	$9.11
4/01/2010	6/30/2010	$9.10	$6.53	$6.78
7/01/2010	9/30/2010	$7.44	$5.99	$6.27
10/01/2010	12/31/2010	$8.87	$5.96	$7.79
1/03/2011	3/31/2011	$8.85	$6.14	$6.46
4/01/2011	6/30/2011	$6.73	$5.40	$5.40
7/01/2011	9/30/2011	$5.52	$2.96	$2.96
10/03/2011	12/30/2011	$2.96	$0.26	$0.35
1/03/2012	3/30/2012	$0.71	$0.24	$0.49
4/02/2012	6/29/2012	$0.59	$0.44	$0.55
7/02/2012	9/28/2012	$0.54	$0.36	$0.37
10/01/2012	12/31/2012	$0.95	$0.36	$0.80
1/02/2013	3/28/2013	$4.38	$0.84	$4.15
4/01/2013	6/28/2013	$6.85	$3.40	$4.03
7/01/2013	9/30/2013	$6.05	$2.57	$4.11
10/01/2013	12/9/2013	$12.25	$4.45	$4.11

The following table sets forth the historical information for the period since December 9, 2013.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
12/09/2013	12/31/2013	$26.61	$24.60	$25.25
1/02/2014	3/31/2014	$39.02	$25.36	$36.60
4/01/2014	6/30/2014	$44.55	$33.37	$42.96
7/01/2014	9/30/2014	$43.86	$35.03	$35.48
10/01/2014	12/31/2014	$53.63	$28.58	$53.63
1/02/2015	2/13/2015*	$55.69	$46.53	$48.39

* This pricing supplement includes information for the first calendar quarter of 2015 only for the period from January 2, 2015 through February 13, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of this Underlying Equity from December 9, 2013* to February 13, 2015, based on the Starting Price of $48.39, which was its closing price on February 13, 2015, and the Trigger Price of $31.45, which is equal to 65% of the Starting Price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Alibaba Group Holding Limited
According to publicly available information, Alibaba Group Holding Limited. operates as a holding company. The company provides Internet infrastructure, e-commerce, online financial, and Internet content services through its subsidiaries. The company offers its products and services worldwide.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001577552. The company’s ADSs are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BABA.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Underlying Equity, based on daily closing prices, as reported by Bloomberg.  The closing price of this Underlying Equity on February 13, 2015 was $89.05.  The historical performance of this Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
9/19/2014*	9/30/2014	$93.89	$87.17	$88.85
10/01/2014	12/31/2014	$119.15	$84.95	$103.94
1/02/2015	2/13/2015**	$105.03	$85.68	$89.05

* The ADSs of Alibaba Group Holding Limited began trading on September 19, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014, and there is limited performance history for the Underlying Equity.

** This pricing supplement includes information for the first calendar quarter of 2015 only for the period from January 2, 2015 through February 13, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of this Underlying Equity from September 19, 2014* to February 13, 2015, based on the Starting Price of $89.05, which was its closing price on February 13, 2015, and the Trigger Price of $66.79, which is equal to 75% of the Starting Price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

BioMarin Pharmaceutical Inc.
According to publicly available information, BioMarin Pharmaceutical Inc. develops and commercializes therapeutic enzyme products. The company has applied its proprietary enzyme technology to develop products for lysosomal storage diseases and for the treatment of serious burns. The company's subsidiary provides analytical and diagnostic products and services in the area of carbohydrate biology.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001048477. The company’s common stock is listed on the NASDAQ under the ticker symbol “BMRN.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Underlying Equity, based on daily closing prices, as reported by Bloomberg.  The closing price of this Underlying Equity on February 13, 2015 was $100.76.  The historical performance of this Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$23.81	$18.95	$23.37
4/01/2010	6/30/2010	$24.71	$18.33	$18.96
7/01/2010	9/30/2010	$23.09	$18.24	$22.35
10/01/2010	12/31/2010	$28.25	$21.82	$26.93
1/03/2011	3/31/2011	$28.29	$23.47	$25.13
4/01/2011	6/30/2011	$28.46	$24.93	$27.21
7/01/2011	9/30/2011	$31.87	$24.02	$31.87
10/03/2011	12/30/2011	$35.38	$30.07	$34.38
1/03/2012	3/30/2012	$38.34	$33.68	$34.25
4/02/2012	6/29/2012	$39.58	$32.13	$39.58
7/02/2012	9/28/2012	$43.30	$37.02	$40.27
10/01/2012	12/31/2012	$50.17	$36.81	$49.25
1/02/2013	3/28/2013	$62.39	$51.56	$62.26
4/01/2013	6/28/2013	$70.30	$54.72	$55.79
7/01/2013	9/30/2013	$78.44	$58.66	$72.22
10/01/2013	12/31/2013	$75.94	$59.28	$70.27
1/02/2014	3/31/2014	$83.28	$64.99	$68.21
4/01/2014	6/30/2014	$68.61	$56.15	$62.21
7/01/2014	9/30/2014	$73.00	$55.78	$72.16
10/01/2014	12/31/2014	$94.19	$67.27	$90.40
1/02/2015	2/13/2015*	$100.76	$90.28	$100.76

* This pricing supplement includes information for the first calendar quarter of 2015 only for the period from January 2, 2015 through February 13, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of this Underlying Equity from January 1, 2009 to February 13, 2015, based on the Starting Price of $100.76, which was its closing price on February 13, 2015, and the Trigger Price of $65.49, which is equal to 65% of the Starting Price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Prudential Financial, Inc.
According to publicly available information, Prudential Financial, Inc. provides financial services throughout the United States and several locations worldwide. The company offers a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, and asset management.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001137774. The company’s common stock is listed on the NYSE under the ticker symbol “PRU.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Underlying Equity, based on daily closing prices, as reported by Bloomberg.  The closing price of this Underlying Equity on February 13, 2015 was $80.33.  The historical performance of this Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$60.50	$47.02	$60.50
4/01/2010	6/30/2010	$65.82	$53.66	$53.66
7/01/2010	9/30/2010	$59.54	$49.65	$54.18
10/01/2010	12/31/2010	$59.95	$50.68	$58.71
1/03/2011	3/31/2011	$67.32	$58.32	$61.58
4/01/2011	6/30/2011	$64.62	$57.77	$63.59
7/01/2011	9/30/2011	$65.26	$43.93	$46.86
10/03/2011	12/30/2011	$57.32	$43.91	$50.12
1/03/2012	3/30/2012	$64.65	$51.30	$63.39
4/02/2012	6/29/2012	$64.50	$44.74	$48.43
7/02/2012	9/28/2012	$58.63	$45.46	$54.51
10/01/2012	12/31/2012	$59.89	$48.74	$53.33
1/02/2013	3/28/2013	$60.41	$54.64	$58.99
4/01/2013	6/28/2013	$73.03	$54.91	$73.03
7/01/2013	9/30/2013	$82.62	$73.30	$77.98
10/01/2013	12/31/2013	$92.43	$75.99	$92.22
1/02/2014	3/31/2014	$91.23	$80.45	$84.65
4/01/2014	6/30/2014	$91.10	$77.61	$88.77
7/01/2014	9/30/2014	$93.16	$85.75	$87.94
10/01/2014	12/31/2014	$91.67	$77.86	$90.46
1/02/2015	2/13/2015*	$90.11	$75.32	$80.33

* This pricing supplement includes information for the first calendar quarter of 2015 only for the period from January 2, 2015 through February 13, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of this Underlying Equity from January 1, 2009 to February 13, 2015, based on the Starting Price of $80.33, which was its closing price on February 13, 2015, and the Trigger Price of $68.28, which is equal to 85% of the Starting Price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price indicated on the cover of this pricing supplement

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TAOS-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the applicable Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than any secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if any secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of each of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for each of the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.